As filed with the Securities and Exchange Commission on October 13, 2023

Registration No. 333-270542

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

ON FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1000	98-1262185
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 South Yosemite Street, Suite 115

Centennial, Colorado 80112

Tel: (855) 264-6267

(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

13th Floor

New York, New York 10011

Tel: (800) 624-0909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher M. Kelly Andrew C. Thomas Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939	Bob Wooder Kyle Misewich Blake, Cassels & Graydon LLP 1133 Melville Street Suite 3500 Vancouver, British Columbia V6E 4E5

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (as amended, this “Post-Effective Amendment No. 1”) constitutes a post-effective amendment to the registration statement on Form S-3 (Registration No. 333-270542) filed by NioCorp Developments Ltd. (“we,” “us,” “our,” the “Company” or “NioCorp”) with the Securities and Exchange Commission (the “SEC”) on March 15, 2023, as amended by pre-effective Amendment No. 1 to Form S-3, filed with the SEC on April 12, 2023, and declared effective by the SEC on May 4, 2023, which initially registered the offer and sale from time to time by the selling shareholder named in the prospectus forming a part thereof of up to 10,588,617 of our common shares, without par value (“Common Shares”), consisting of (i) up to 81,213 Commitment Shares (as defined in the prospectus) and (ii) up to 10,507,404 Advance Shares (as defined in the prospectus) (the “Initial Registration Statement”). Upon filing our Annual Report on Form 10-K for the year ended June 30, 2023, we ceased to be eligible to use Form S-3 to register the Common Shares covered by the Initial Registration Statement due to the late filing of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023. Accordingly, we are filing this Post-Effective Amendment No. 1 to convert the Initial Registration Statement into a registration statement on Form S-1 (the “Registration Statement”). Relative to the number of Common Shares covered by the Initial Registration Statement, the number of Common Shares covered by this Post-Effective Amendment No. 1 has been adjusted to reflect that all 81,213 Commitment Shares and 245,000 Advance Shares were previously sold by the selling shareholder named in the prospectus. Such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of the Registration Statement in accordance with Section 8(c) of the Securities Act of 1933 (the “Securities Act”). All filing fees payable in connection with the registration of the Common Shares covered by the Registration Statement were previously paid in connection with the original filing of the Initial Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2023

PROSPECTUS

NioCorp Developments Ltd.

10,262,404 Common Shares

This prospectus relates to the offer and sale from time to time of up to 10,262,404 of our common shares, without par value (“Common Shares”), consisting of Advance Shares (as defined below), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“YA” or the “Selling Shareholder”). YA is a fund managed by Yorkville Advisors Global, LP.

The Common Shares being offered by the Selling Shareholder have been and may be issued pursuant to the Standby Equity Purchase Agreement, dated January 26, 2023, that we entered into with YA (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Common Shares by the Selling Shareholder. However, we may receive up to $65.0 million in aggregate gross proceeds from sales of Common Shares to YA that we may make under the Purchase Agreement, from time to time during the Commitment Period (as defined herein) (the “Advance Shares”), subject to certain limitations and the satisfaction of certain conditions. Pursuant to the Purchase Agreement, we issued 81,213 of our Common Shares (the “Commitment Shares”) to YA in connection with the Closing (as defined herein) as consideration for its irrevocable commitment to purchase Advance Shares under the Purchase Agreement. YA has since resold all of the Commitment Shares. On June 9, 2023, September 12, 2023 and September 18, 2023, we issued and sold 100,000, 70,000 and 75,000 Advance Shares, respectively, to YA, at purchase prices per share of $4.8808, $3.6998 and $3.6391, respectively, pursuant to Advances (as defined below) under the Purchase Agreement. The Advance Shares that may be offered pursuant to this prospectus would be purchased by YA pursuant to the Purchase Agreement at a purchase price equal to 97% of the daily volume-weighted average price of our Common Shares on the Principal U.S. Market (as defined herein) as reported by Bloomberg Financial Markets (or, if not available, a similar service provider of national recognized standing) (“VWAP”) during the applicable pricing period, which is a period during a single trading day or a period of three consecutive trading days, at the Company’s option and subject to certain restrictions, in each case, defined based on when an Advance Notice (as defined herein) is submitted, subject to certain limitations.

See the section titled “The YA Transaction” for a description of the transaction contemplated by the Purchase Agreement and the section titled “Selling Shareholder” for additional information regarding YA.

The Selling Shareholder may sell the Common Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the Common Shares in the section entitled “Plan of Distribution” beginning on page 38 of this prospectus.

The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”).

The Selling Shareholder will pay all brokerage fees, commissions and similar expenses in connection with the offer and sale of the Common Shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees, commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the Common Shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of October 12, 2023, the Common Shares covered by this prospectus would represent approximately 23.77% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the NioCorp Developments Ltd. Long-Term Incentive Plan (the “LTIP”) or Common Shares issuable upon conversion, exercise or exchange of other outstanding securities, as described herein). The Selling Shareholder will be able to sell all of the Common Shares covered by this prospectus for so long as the registration statement of which this prospectus is a part is available for use and, in the case of the Advance Shares, such Common Shares have been issued and sold to the Selling Shareholder in accordance with the Purchase Agreement. Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares. Moreover, the sale of additional Common Shares by us or by other security holders, or the perception that such sales may occur, could result in a further decline in the public trading price of our Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

In addition, as described above, the Advance Shares that may be offered pursuant to this prospectus would be purchased by YA pursuant to the Purchase Agreement at a discount to the market price of the Common Shares. Accordingly, subject to the limitations set forth in the Purchase Agreement, YA may have an incentive to sell the Common Shares that it acquires under the Purchase Agreement even if the market price of our Common Shares declines that is not shared by other shareholders because the price at which it will be deemed to have purchased such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, the Selling Shareholder may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the deemed purchase price of such securities and the market price of the Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the Toronto Stock Exchange (the “TSX”) under the symbol “NB.” On October 12, 2023, the last reported sale price of our Common Shares on The Nasdaq Global Market and the TSX was $3.53 per Common Share and C$4.80 per Common Share, respectively. The public NioCorp Assumed Warrants (as defined herein) trade on The Nasdaq Capital Market under the symbol “NIOBW.” On October 12, 2023, the last reported sale price of the public NioCorp Assumed Warrants on The Nasdaq Capital Market was $0.67 per public NioCorp Assumed Warrant. Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112, and our telephone number is (855) 264-6267.

Investing in our Common Shares involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2023.

Table of Contents

 i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. The Selling Shareholder may, from time to time, sell the Common Shares described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. Neither we nor the Selling Shareholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Shareholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part to add information to, or update or change information contained in, this prospectus and the registration statement of which this prospectus is a part. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “NioCorp,” “the Company” and similar references refer to NioCorp Developments Ltd. and its consolidated subsidiaries.

Unless we state otherwise or the context otherwise requires, the term “ECRC” refers to Elk Creek Resources Corp. (formerly known as GX Acquisition Corp. II), a Delaware corporation and a majority-owned subsidiary of NioCorp, as the surviving entity of the mergers that occurred on the Closing Date (as defined herein) as part of the Transactions, and the term “GXII” refers to GX Acquisition Corp. II, a Delaware corporation, as it existed prior to the Closing.

This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in anyway, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus is a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

We make available, free of charge, on our website at www.niocorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. We do not incorporate the information on or accessible through any website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, any website as part of this prospectus or any prospectus supplement (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any prospectus supplement). Our website address and the SEC’s website address are included in this prospectus as inactive textual references only.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on October 6, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on March 1, 2023, September 1, 2023, September 7, 2023, September 12, 2023, September 13, 2023, September 18, 2023 and October 13, 2023; and

●	a description of our Common Shares, contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 2023, and any subsequently filed amendments and reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and after effectiveness of the registration statement and prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
Phone: (855) 264-6267

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes and the exhibits to the registration statement of which this prospectus is a part, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

NioCorp Developments Ltd.

NioCorp is a mineral exploration company engaged in the acquisition, exploration, and development of mineral properties. NioCorp, through its indirect, majority-owned subsidiary, ECRC, is developing a superalloy materials project that, if and when developed, will produce niobium, scandium, and titanium products. Known as the “Elk Creek Project,” it is located near Elk Creek, Nebraska, in the southeast portion of the state.

●	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in high-strength low-alloy steel, a stronger steel used in automobiles, bridges, structural systems, buildings, pipelines, and other applications that generally enables those applications to be stronger and lighter in mass. This “lightweighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.

●	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.

●	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

During fiscal year 2023, the Company completed construction and operated a demonstration-scale processing plant located in Trois-Rivieres, Quebec, built by the Company and L3 Process Development and operated by L3 Process Development (the “Demonstration Plant”). The Demonstration Plant results showed higher recoveries for our primary niobium product, much higher recoveries and a higher value titanium product in the form of titanium tetrachloride, and a high recovery rate for the three planned rare earth oxides of consequence: neodymium/praseodymium oxide, dysprosium oxide and terbium oxide. In addition, we completed initial site preparation work at the Elk Creek Project, which consisted of tree and brush clearing. A geotechnical investigation at the Elk Creek Project site was also completed, which involved excavated test pits, geotechnical borings and the installation of shallow groundwater piezometers. The geotechnical program generated valuable data for the firms that are working on the detailed design of the facilities and infrastructure associated with the Elk Creek Project.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project.

Background

Completion of the Transactions

On March 17, 2023 (the “Closing Date”), NioCorp consummated the transactions contemplated by the previously-announced Business Combination Agreement, dated as of September 25, 2022 (the “Business Combination Agreement”), among NioCorp, GXII and Big Red Merger Sub Ltd (the “Closing”). The transactions contemplated by the Business Combination Agreement, including the reverse stock split at a ratio of 10-for-1 effectuated by each of NioCorp and ECRC on the Closing Date (the “Reverse Stock Split”), are referred to, collectively, as the “Transactions.”

In connection with the Closing, GXII, as the surviving entity of the mergers that occurred on the Closing Date as part of the Transactions, changed its name to Elk Creek Resources Corp. and became an indirect, majority-owned subsidiary of NioCorp, with the pre-combination public shareholders of GXII receiving Common Shares based on a fixed exchange ratio of 11.1829212 (or 1.11829212 after giving effect to the Reverse Stock Split) (the “Exchange Ratio”) Common Shares for each Class A common share of GXII held and not redeemed, and the GXII founders receiving shares of Class B common stock of ECRC based on the Exchange Ratio. Pursuant to the Business Combination Agreement, the Sponsor Support Agreement, dated as of September 25, 2022 (as amended, supplemented or otherwise modified), by and among GXII, NioCorp, GX Sponsor II LLC, in its capacity as a stockholder of GXII (the “Sponsor”), and certain other stockholders of GXII, and the Exchange Agreement, dated as of March 17, 2023 (as amended, supplemented or otherwise modified), by and among NioCorp, ECRC and the Sponsor, after the Closing, the GXII founders have the right to exchange such shares of Class B common stock of ECRC for Common Shares on a one-for-one basis, subject to certain equitable adjustments, under certain conditions.

In connection with the Closing, pursuant to the Business Combination Agreement, the Company assumed the Warrant Agreement, dated as of March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and each share purchase warrant of GXII thereunder (the “GXII Warrants”) that was issued and outstanding immediately prior to the Closing Date was converted into one purchase warrant of the Company, exercisable for 1.11829212 Common Shares at a price per 1.11829212 Common Shares of $11.50 (each, a “NioCorp Assumed Warrant”), pursuant to the GXII Warrant Agreement, as amended by an assignment, assumption and amendment agreement, dated the Closing Date (the GXII Warrant Agreement, as so amended, the “NioCorp Assumed Warrant Agreement”), among NioCorp, GXII, CST, as existing warrant agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A., together as successor warrant agent (the “NioCorp Assumed Warrant Agent”). See “Description of Capital Stock—NioCorp Assumed Warrants” for a description of certain terms of the NioCorp Assumed Warrants.

Yorkville Financings

In connection with the entry into the Business Combination Agreement, the Company announced the signing of non-binding letters of intent for two separate financing packages with Yorkville Advisors Global, LP. On January 26, 2023, the Company entered into definitive agreements with respect to these financings, including the Purchase Agreement, as described under “The YA Transactions,” and a Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA. Pursuant to the Yorkville Convertible Debt Financing Agreement, at the Closing, YA advanced an aggregate amount of $15.36 million to NioCorp in consideration of the issuance by NioCorp to YA of (i) $16.0 million aggregate principal amount of unsecured convertible debentures (the “Convertible Debentures”) (of which there was $8.0 million aggregate principal amount outstanding as of October 12, 2023) and (ii) Common Share purchase warrants, exercisable for up to 1,789,267 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at a price per Common Share of approximately $8.9422, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split or similar transaction (the “Financing Warrants”). See “Description of Capital Stock—Yorkville Convertible Debentures” and “Description of Capital Stock—Financing Warrants,” respectively, for descriptions of certain terms of the Convertible Debentures and the Financing Warrants.

Corporate Information

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.” The public NioCorp Assumed Warrants trade on The Nasdaq Capital Market under the symbol “NIOBW.” Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, CO 80112, and our telephone number is (855) 264-6267. Our website address is www.niocorp.com. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

THE OFFERING

On January 26, 2023, we entered into the Purchase Agreement with YA, pursuant to which YA committed to purchase up to $65.0 million of Advance Shares (the “Commitment Amount”), at our direction from time to time and for a period that commenced on the date of Closing (the “Closing Date”) and ending on the earliest of (i) the first day of the month next following the 36-month anniversary of the Closing, (ii) the date on which YA shall have made payment of the full Commitment Amount and (iii) the date that the Purchase Agreement otherwise terminates in accordance with its terms (the “Commitment Period”), subject to certain limitations and the satisfaction of the conditions in the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, we issued 81,213 Commitment Shares to YA as consideration for its irrevocable commitment to purchase Advance Shares under the Purchase Agreement. YA has since resold all of the Commitment Shares. On June 9, 2023, September 12, 2023 and September 18, 2023, we issued and sold 100,000, 70,000 and 75,000 Advance Shares, respectively, to YA, at purchase prices per share of $4.8808, $3.6998 and $3.6391, respectively, pursuant to Advances under the Purchase Agreement. This prospectus covers the resale by YA of up to 10,262,404 Common Shares, consisting of Advance Shares. Additionally, we are required to pay YA an aggregate fee of $1,500,000 in cash (the “Cash Fee”), including $500,000 that we paid on the Closing Date and an additional $500,000 we have paid as of October 12, 2023. We will pay the remaining $500,000 balance in installments over a 12-month period following the Closing Date, provided that, we will have the right to prepay without penalty all or part of the remaining installments of the Cash Fee at any time.

YA has no right to require us to sell any Advance Shares to YA, but YA is obligated to make purchases as directed by us, subject to the satisfaction of conditions set forth in the Purchase Agreement at each time that we may direct YA to purchase Advance Shares under the Purchase Agreement (each, an “Advance” and, collectively, the “Advances”). Actual sales of Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for us and our operations. The Advance Shares that may be offered pursuant to this prospectus would be purchased by YA pursuant to the Purchase Agreement at a purchase price equal to 97% of the VWAP of our Common Shares on the Principal U.S. Market during the applicable pricing period, which is a period during a single trading day or a period of three consecutive trading days, at the Company’s option and subject to certain restrictions, in each case, defined based on when an Advance Notice is submitted, subject to certain limitations.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell Advance Shares, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Exchange Cap, the Ownership Limitation (each, as defined herein), the limitations on the maximum amount of Advance Shares we may sell pursuant to any one Advance and the limitations on the number of Advances we may make in any given calendar month when certain conditions exist, each as discussed below in the section titled “The YA Transaction.” We expect that any proceeds received by us from such sales of Advance Shares will be used for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions which establish a net short position with respect to any securities of NioCorp (including our Common Shares), provided that upon receipt of an Advance Notice, YA may sell Advance Shares that it is obligated to purchase under such Advance Notice prior to taking possession of such Advance Shares.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Unless terminated earlier as provided in the Purchase Agreement, the Purchase Agreement will automatically terminate following the expiration of the Commitment Period. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that there are (i) no Advance Notices under which Advance Shares have not yet been issued and paid for and (ii) no amounts owed to YA pursuant to the Purchase Agreement, including any remaining installments of the Cash Fee that have not otherwise been paid as of such date.

There are substantial risks to our shareholders as a result of the sale and issuance of Common Shares to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See the section entitled “Risk Factors” included elsewhere in this prospectus. Issuances of our Common Shares under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of Common Shares that our existing shareholders own will not decrease, the Common Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Common Shares after any such issuances pursuant to the Purchase Agreement.

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of October 12, 2023, the Common Shares covered by this prospectus would represent approximately 23.77% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the LTIP or Common Shares issuable upon conversion, exercise or exchange of other outstanding securities, as described herein). The Selling Shareholder will be able to sell all of the Common Shares covered by this prospectus for so long as the registration statement of which this prospectus is a part is available for use and, in the case of the Advance Shares, such Common Shares have been issued and sold to the Selling Shareholder in accordance with the Purchase Agreement. Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares. Moreover, the sale of additional Common Shares by us or by other shareholders, or the perception that such sales may occur, could result in a further decline in the public trading price of our Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

In addition, as described above, the Advance Shares that may be offered pursuant to this prospectus would be purchased by YA pursuant to the Purchase Agreement at a discount to the market price of the Common Shares. Accordingly, subject to the limitations set forth in the Purchase Agreement, YA may have an incentive to sell the Common Shares that it acquires under the Purchase Agreement even if the market price of our Common Shares declines that is not shared by other shareholders because the price at which it will be deemed to have purchased such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, the Selling Shareholder may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the deemed purchase price of such securities and the market price of the Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

SECURITIES OFFERED

Common Shares Offered by the Selling Shareholder	Up to 10,262,404 Advance Shares we may sell to YA under the Purchase Agreement from time to time.

Common Shares Outstanding Prior to this Offering(1)	32,913,419 Common Shares (as of October 12, 2023).

Common Shares Outstanding After this Offering(1)	43,175,823 Common Shares, assuming the issuance of 10,262,404 Advance Shares. The actual number of Common Shares outstanding after this offering will vary depending upon the number of Advance Shares we sell under the Purchase Agreement.

Use of Proceeds	We will not receive any proceeds from the sale of Common Shares included in this prospectus by the Selling Shareholder. We may receive up to $65.0 million aggregate gross proceeds under the Purchase Agreement from sales of Advance Shares that we elect to make to YA pursuant to the Purchase Agreement, if any, from time to time during the Commitment Period in our sole discretion; although, the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of Advance Shares we sell under the Purchase Agreement and market prices at the times of such sales. We expect that any proceeds that we receive from sales of Advance Shares to YA under the Purchase Agreement will be used for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation. See “Use of Proceeds.”

Market for Common Shares	Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1) Does not include:

●	Common Shares Outstanding After this Offering(1) Common Shares issuable upon exercise of outstanding stock options under the LTIP;

●	Common Shares reserved for future issuance under the LTIP;

●	Common Shares issuable upon conversion of the Convertible Debentures;

●	an aggregate of 1,789,267 Common Shares issuable upon exercise of the Financing Warrants;

●	an aggregate of 7,957,404 Common Shares issuable under certain conditions upon exchange of shares of Class B common stock of ECRC;

●	an aggregate of 17,519,864 Common Shares issuable upon exercise of NioCorp Assumed Warrants;

●	an aggregate of 504,611 Common Shares issuable upon exercise of Common Share purchase warrants with an exercise price of C$11.00, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar transactions, expiring June 30, 2024;

●	an aggregate of 855,800 Common Shares issuable upon exercise of Common Share purchase warrants with an exercise price of C$9.70, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar transactions, expiring February 19, 2025; and

●	an aggregate of 250,000 Common Shares issuable upon exercise of Common Share purchase warrants with an exercise price of $4.60, subject to adjustment for recapitalizations, stock splits, reverse stock splits and similar transactions, expiring September 1, 2025.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before making a decision to invest in our Common Shares, you should carefully consider the risks described below and under the heading “Risk Factors” in the applicable prospectus supplement, and discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Common Shares.

Additional Risks Related to this Offering and Our Common Shares

Substantial blocks of our Common Shares may be sold into the market as a result of the Common Shares issued to YA under the Purchase Agreement, which may cause the price of our Common Shares to decline.

The price of our Common Shares could decline if there are substantial sales of our Common Shares, if there is a large number of our Common Shares available for sale, or if there is the perception that these sales could occur.

On January 26, 2023, we entered into the Purchase Agreement with YA. Pursuant to the Purchase Agreement, we will have the right, but not the obligation, to sell to YA up to $65.0 million of Advance Shares, at our request any time during the Commitment Period, subject to certain limitations and the satisfaction of certain conditions. Pursuant to the terms of the Purchase Agreement, we issued 81,213 Commitment Shares to YA as consideration for its irrevocable commitment to purchase Advance Shares under the Purchase Agreement. YA has since resold all of the Commitment Shares. On June 9, 2023, September 12, 2023 and September 18, 2023, we issued and sold 100,000, 70,000 and 75,000 Advance Shares, respectively, to YA, at purchase prices per share of $4.8808, $3.6998 and $3.6391, respectively, pursuant to Advances under the Purchase Agreement.

Any issuance of our Common Shares pursuant to the Purchase Agreement will dilute the percentage ownership of shareholders and may dilute the per share earnings (if any) or book value of our Common Shares. Sales of a substantial number of our Common Shares in the public market or other issuances of our Common Shares, or the perception that these sales or issuances could occur, could cause the market price of our Common Shares to decline and may make it more difficult for you to sell your Common Shares at a time and price that you deem appropriate.

It is not possible to predict the actual number of Advance Shares we will sell under the Purchase Agreement to the Selling Shareholder at any one time or in total, or the actual gross proceeds resulting from those sales.

We generally have the right to control the timing and amount of any sales of Advance Shares to YA under the Purchase Agreement. Sales of Advance Shares, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the Advance Shares that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for Advance Shares that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Shares during the applicable pricing period for each Advance made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Advance Shares that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for Advance Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

In addition, unless we obtain shareholder approval, we will not be able to issue Common Shares in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable rules of the TSX and The Nasdaq Stock Market LLC (“Nasdaq”). Depending on the market prices of our Common Shares in the future, this could be a significant limitation on the amount of funds we are able to raise pursuant to the Purchase Agreement. Other limitations in the Purchase Agreement, including the Ownership Limitation, the limitations on the maximum amount of Advance Shares we may sell pursuant to any one Advance and the limitations on the number of Advances we may make in any given calendar month when certain conditions exist, and our ability to meet the conditions necessary to deliver an Advance Notice, could also prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $65.0 million of Advance Shares to YA, only 10,262,404 of our Common Shares are being registered for resale by YA under the registration statement of which this prospectus is a part, consisting of Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time after the date of this prospectus and during the Commitment Period, subject to certain limitations and the satisfaction of the conditions in the Purchase Agreement. Even if we elect to sell to YA all of the Advance Shares being registered for resale under this prospectus, depending on the market prices of our Common Shares at the time of such sales, the actual gross proceeds from the sale of all such Advance Shares may be substantially less than the $65.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the 10,262,404 Advance Shares being registered for resale under this prospectus, and the Exchange Cap provisions and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional amount of our Common Shares and the SEC would have to declare such registration statement or statements effective before we could sell additional Advance Shares.

Further, the resale by YA of a significant amount of Common Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile.

Investors who buy Common Shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, and subject to certain limitations and the satisfaction of certain conditions, to vary the timing, prices, and numbers of Advance Shares sold to YA. If and when we do elect to sell Advance Shares to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such Advance Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Shares from YA in this offering at different times will likely pay different prices for those Common Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Common Shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their Common Shares in this offering.

We may not recognize the full value of the Purchase Agreement and may not receive any proceeds from the exercise of the Financing Warrants, the NioCorp Assumed Warrants and our other outstanding Common Share purchase warrants, and the potential adverse effect on the prevailing market prices for our Common Shares as a result of sales, or the perception of future sales, of Common Shares could adversely affect our ability to raise additional capital.

Although we have entered into the Purchase Agreement, we may not recognize the full value thereof. Specifically, our ability to sell Advance Shares to YA pursuant to the Purchase Agreement is subject to certain restrictions and limitations, which may prevent us from selling the full Commitment Amount prior to the expiration of the Commitment Period. Our ability to recognize the full value of the Purchase Agreement may be further impeded by the potential negative pressure on the market price of our Common Shares as a result of sales, or the perception of future sales, of Common Shares by us, by the Selling Shareholder or by other security holders. As a result, there can be no assurance that we will receive all or even a significant portion of the proceeds that we expect to receive in connection with the Purchase Agreement.

In addition, upon exercise, we will receive the cash exercise price of the Financing Warrants, the NioCorp Assumed Warrants and our other outstanding Common Share purchase warrants (assuming, with respect to the Financing Warrants and the NioCorp Assumed Warrants, that they are not exercised on a cashless basis). We believe the likelihood that holders of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants will exercise their Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants; and therefore, the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants. The potential adverse effect on the prevailing market price of our Common Shares as a result of sales of Common Shares by us, by the Selling Shareholder or by other security holders, or the perception that such sales may occur, could keep the market price for our Common Shares below the applicable exercise price of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants. Accordingly, the holders of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants may not exercise their Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants before they expire, and we may not receive any proceeds from the exercise of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants.

We incurred significant debt in connection with the Transactions, including upon issuance of the Convertible Debentures, and we require significant additional capital to operate our business. For example, notwithstanding whether we are able to recognize the full value of the Purchase Agreement or receive the cash exercise price of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants, we are obligated to repay or issue Common Shares upon settlement of the full $16.0 million original aggregate principal amount of the Convertible Debentures, plus accrued interest. Such significant additional debt could adversely affect our business, which may prevent us from fulfilling our obligations with respect to our existing debt or obtaining future financing. Further, the Yorkville Convertible Debt Financing Agreement restricts us from pursuing certain variable rate financing transactions, which could impair our ability to obtain additional financing on terms that are favorable, or at all. In addition, if the market price of the Common Shares were to drop as a result of sales, or the perception of future sales, of Common Shares by us, by the Selling Shareholder or by other security holders, this might impede our ability to raise additional capital. Our inability to obtain additional financing on terms that are favorable, or at all, could have a material adverse effect on our financial condition, results of operations and prospects.

Future sales, or the perception of future sales, of Common Shares by existing shareholders or by us, or future dilutive issuances of Common Shares by us, could adversely affect prevailing market prices for the Common Shares.

In addition to the Common Shares that may be sold by the Selling Shareholder under this prospectus, subject to compliance with applicable securities laws, sales of a substantial number of Common Shares in the public market could occur at any time, including issuances and sales of additional Common Shares by us and sales by other security holders. These sales, or the market perception that the holders of a large number of Common Shares or securities convertible, exercisable or exchangeable into Common Shares intend to sell Common Shares, could reduce the prevailing market price of the Common Shares. The effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the Common Shares is uncertain. If the market price of the Common Shares were to drop as a result, this might impede our ability to raise additional capital and might cause remaining shareholders to lose all or part of their investment.

Following the Closing, the Sponsor, the members of the Sponsor, the advisors of GXII that received Common Shares as part of their fee in connection with the Closing, as well as the pre-Closing directors and officers of NioCorp, are subject to “lock-up” restrictions. The provisions of these “lock-up” restrictions may be waived under limited circumstances and allow us to, among other things, issue additional Common Shares, or allow the directors and officers of NioCorp or its shareholders to sell their Common Shares at any time. There are no pre-established conditions for the grant of such a waiver by the relevant parties, and any decision by the applicable parties to waive those conditions may depend on a number of factors, which might include market conditions, the performance of the Common Shares in the market and our financial condition at that time. If the “lock-up” restrictions of the applicable shareholders or the directors and officers of NioCorp are waived, additional Common Shares will be available for sale into the public market, subject to applicable securities laws, which, in both cases, could reduce the prevailing market price for the Common Shares.

In addition, pursuant to the Yorkville Convertible Debt Financing Agreement, YA may convert the Convertible Debentures and exercise the Financing Warrants from time to time, subject to certain limitations, and we will issue Common Shares to YA upon such conversions and exercises. We have agreed to file a registration statement under the Securities Act covering resales by YA of the Common Shares issuable upon conversion of the Convertible Debentures and exercise of the Financing Warrants. Accordingly, any Common Shares that we issue upon conversion of the Convertible Debentures or exercise of the Financing Warrants will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Also, in connection with the Closing, pursuant to the Business Combination Agreement, the Company issued an aggregate of 15,666,626 NioCorp Assumed Warrants, which are exercisable for an aggregate of up to 17,519,864 Common Shares. 5,666,667 NioCorp Assumed Warrants are held by members of the Sponsor and are subject to the “lock-up” restrictions described above, but 9,999,959 NioCorp Assumed Warrants are currently publicly traded. Pursuant to the NioCorp Assumed Warrant Agreement, we have agreed to file a registration statement under the Securities Act covering the offering, issuance and sale of the Common Shares issuable upon exercise of the NioCorp Assumed Warrants. Accordingly, any Common Shares that we issue upon exercise of NioCorp Assumed Warrants will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Common Shares are currently listed on The Nasdaq Global Market under the symbol “NB.” If Nasdaq delists the Common Shares from trading on its exchange for failure to meet Nasdaq continued listing standards, the Company and its shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our Common Shares are a “penny stock,” which will require brokers trading in Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Common Shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Articles of NioCorp, as amended in connection with the Transactions (the “Amended Articles”), permit us to issue an unlimited number of Common Shares without seeking shareholder approval.

The Amended Articles permit us to issue an unlimited number of Common Shares. It is anticipated that we will, from time to time, issue additional Common Shares in the future. Subject to the requirements of the British Columbia Business Corporations Act, Nasdaq and the TSX, we will not be required to obtain the approval of the NioCorp shareholders for the issuance of additional Common Shares. Any further issuances of Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

NioCorp may be a “passive foreign investment company” for the current taxable year and for one or more future taxable years, which may result in materially adverse U.S. federal income tax consequences for U.S. investors.

If NioCorp is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder of Common Shares or other securities of NioCorp, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences. These adverse tax consequences include requirements to treat any gain realized upon a disposition of Common Shares or other securities, or any “excess distribution” received on Common Shares, as ordinary income, to pay an interest charge on a portion of such gain or distribution, and certain additional reporting requirements. Such consequences may be mitigated with respect to Common Shares (but not with respect to warrants or other securities of NioCorp) if the holder thereof makes a timely and effective “qualified electing fund” or “QEF” election or a “mark-to-market” election. A U.S. holder of Common Shares that makes a QEF election generally must include in income on a current basis for U.S. federal income tax purposes its share of NioCorp’s net capital gain and ordinary earnings for any taxable year in which it is a PFIC, whether or not NioCorp distributes any amount to its shareholders. A U.S. holder of Common Shares that makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein.

NioCorp generally will be classified as a PFIC for a taxable year if (a) 75% or more of its gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) at least 50% or more of the value of its assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. NioCorp believes that it may be classified as a PFIC for its taxable year ended June 30, 2023 and was classified as a PFIC for its taxable year ended June 30, 2022 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be classified as a PFIC for future taxable years. Any conclusion regarding PFIC status is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, even if NioCorp concluded it did not qualify as a PFIC, it is possible that the U.S. Internal Revenue Service (the “IRS”) could assert, and that a court could sustain, a determination that NioCorp is a PFIC. Accordingly, there can be no assurance that NioCorp will not be treated as a PFIC for any taxable year. The PFIC rules are complex and each holder of Common Shares or other securities of NioCorp should consult its own tax advisors regarding these rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of such securities.

The Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences.

Section 7874 and related sections Code, provide for certain adverse tax consequences when the stock of a U.S. corporation is acquired by a non-U.S. corporation in certain transactions in which former shareholders of the U.S. corporation come to own 60% or more of the stock of the non-U.S. corporation (by vote or value, and applying certain specific counting and ownership rules). These adverse tax consequences include (i) potential additional required gain recognition by the U.S. corporation, (ii) treatment of certain payments to the non-U.S. corporation that reduce gross income as “base erosion payments,” (iii) an excise tax on certain options and stock-based compensation of the U.S. corporation, (iv) disallowance of “qualified dividend” treatment for distributions by the non-U.S. corporation, and (v) if former shareholders of the U.S. corporation come to own 80% or more of the stock of the non-U.S. corporation, treatment of the non-U.S. corporation as a U.S. corporation subject to U.S. federal income tax on its worldwide income (in addition to any tax imposed by non-U.S. jurisdictions). If the Transactions result in the application of any of these, or any other, adverse tax consequences, NioCorp could incur significant additional tax costs. While NioCorp currently does not believe the Transactions will cause such adverse tax consequences as a result of Section 7874 and related sections of the Code, this determination is subject to significant legal and factual uncertainty. NioCorp has not sought and will not seek any rulings from the IRS as to the tax treatment of any of the Transactions. Further, there can be no assurance that your tax advisor, the IRS, or a court, will agree with the position that NioCorp is not subject to these adverse tax consequences.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”).

Forward-looking statements have been based upon our current business and operating plans, as approved by the Company’s Board of Directors, and may include statements regarding the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds of the Purchase Agreement over the next three years; NioCorp’s ability to receive a final commitment of financing from the Export-Import Bank of the United States (“EXIM”); anticipated benefits of the listing of the Common Shares on Nasdaq; the financial and business performance of NioCorp; NioCorp’s anticipated results and developments in the operations of NioCorp in future periods; NioCorp’s planned exploration activities; the adequacy of NioCorp’s financial resources; NioCorp’s ability to secure sufficient project financing to complete construction and commence operation of the Elk Creek Project; NioCorp’s expectation and ability to produce niobium, scandium, and titanium at the Elk Creek Project; NioCorp’s plans to produce and supply specific products and market demand for those products; the outcome of current recovery process improvement testing, and NioCorp’s expectation that such process improvements could lead to greater efficiencies and cost savings in the Elk Creek Project; the Elk Creek Project’s ability to produce multiple critical metals; the Elk Creek Project’s projected ore production and mining operations over its expected mine life; the completion of technical and economic analyses on the potential addition of magnetic rare earth oxides to NioCorp’s planned product suite; the exercise of options to purchase additional land parcels; the execution of contracts with engineering, procurement and construction companies; NioCorp’s ongoing evaluation of the impact of inflation, supply chain issues and geopolitical unrest on the Elk Creek Project’s economic model; and the creation of full time and contract construction jobs over the construction period of the Elk Creek Project.

Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” and similar expressions, or statements that events, conditions, or results “will,” “may,” “could,” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates,” or “intends,” or stating that certain actions, events, or results “may,” “could,” “would,” “might,” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties, and assumptions. Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to the following: NioCorp’s ability to recognize the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds under the Purchase Agreement over the next three years; unexpected costs related to the Transactions; the outcome of any legal proceedings that may be instituted against NioCorp following closing of the Transactions; NioCorp’s ability to receive a final commitment of financing from EXIM on the anticipated timeline, on acceptable terms, or at all; NioCorp’s ability to continue to meet Nasdaq listing standards; NioCorp’s ability to operate as a going concern; risks relating to the Common Shares, including price volatility, lack of dividend payments and dilution or the perception of the likelihood any of the foregoing; NioCorp’s requirement of significant additional capital; the extent to which NioCorp’s level of indebtedness and/or the terms contained in agreements governing NioCorp’s indebtedness or the Purchase Agreement may impair NioCorp’s ability to obtain additional financing; covenants contained in agreements with NioCorp’s secured creditors that may affect its assets; NioCorp’s limited operating history; NioCorp’s history of losses; the restatement of NioCorp’s consolidated financial statements as of and for the fiscal years ended June 30, 2022 and 2021 and the interim periods ended September 30, 2021, December 31, 2021, March 31, 2022, September 30, 2022 and December 31, 2022 and the impact of such restatement on NioCorp’s future financial statements and other financial measures; the material weaknesses in NioCorp’s internal control over financial reporting, NioCorp’s efforts to remediate such material weaknesses and the timing of remediation; the possibility that NioCorp may qualify as a PFIC under the Code; the potential that the Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences as a result of the application of Section 7874 and related sections of the Code; cost increases for NioCorp’s exploration and, if warranted, development projects; a disruption in, or failure of, NioCorp’s information technology systems, including those related to cybersecurity; equipment and supply shortages; variations in the market demand for, and prices of, niobium, scandium, titanium and rare earth products; current and future offtake agreements, joint ventures, and partnerships; NioCorp’s ability to attract qualified management; the effects of global health crises on NioCorp’s business plans, financial condition and liquidity; estimates of mineral resources and reserves; mineral exploration and production activities; feasibility study results; the results of metallurgical testing; changes in demand for and price of commodities (such as fuel and electricity) and currencies; competition in the mining industry; changes or disruptions in the securities markets; legislative, political or economic developments, including changes in federal and/or state laws that may significantly affect the mining industry; the impacts of climate change, as well as actions taken or required by governments related to strengthening resilience in the face of potential impacts from climate change; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the timing and reliability of sampling and assay data; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining, or development activities; the management of the water balance at the Elk Creek Project site; land reclamation requirements related to the Elk Creek Project; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; claims on the title to NioCorp’s properties; potential future litigation; and NioCorp’s lack of insurance covering all of NioCorp’s operations.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, and other factors, including without limitation those discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Company’s forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this prospectus. The Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations, or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to, or place undue reliance on, forward-looking statements.

USE OF PROCEEDS

This prospectus relates to Common Shares that may be offered and sold from time to time by YA. All of the Common Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $65.0 million aggregate gross proceeds under the Purchase Agreement from any sales we make to YA pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of Advance Shares that we choose to sell, limitations in the Purchase Agreement, including the Exchange Cap, the Ownership Limitation, the limitations on the maximum amount of Advance Shares we may sell pursuant to any one Advance and the limitations on the number of Advances we may make in any given calendar month when certain conditions exist, our ability to meet the conditions to deliver an Advance Notice as set forth in the Purchase Agreement, market conditions and the price of our Common Shares, among other factors.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which Common Shares may be sold by the Selling Shareholder under this prospectus as the price will be determined by the prevailing public market price for our Common Shares, by negotiations between the Selling Shareholder and the buyers of Common Shares in private transactions or as otherwise described in “Plan of Distribution.”

SELLING SHAREHOLDER

This prospectus relates to the offer and sale from time to time by YA of up to 10,262,404 Common Shares, consisting of Advance Shares, that have been or may be issued by us to YA under the Purchase Agreement. For additional information regarding the issuances of Common Shares covered by this prospectus, see the section titled “The YA Transaction” below. Except for the transactions contemplated by the Purchase Agreement and the Yorkville Convertible Debt Financing Agreement, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the Common Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of Common Shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its Common Shares covered by this prospectus in this offering. We do not know how long the Selling Shareholder will hold the Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the Common Shares the Selling Shareholder may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Shares with respect to which the Selling Shareholder has voting or investment power. The percentage of Common Shares beneficially owned by the Selling Shareholder prior to and after the offering shown in the table below is based on an aggregate of 32,913,419 Common Shares outstanding on October 12, 2023. The number of Common Shares that may actually be issued by us under the Purchase Agreement may be fewer than the number of Common Shares being offered by this prospectus. The fourth column assumes the issuance of all of the Common Shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number(1)	Percent		Number(2)	Percent
YA II PN, Ltd.(3)	5,706,557	14.78%	10,262,404	5,706,557	11.67%

 *       Represents ownership of less than 1%.

(1)	Beneficial ownership includes (a) an estimated 3,917,290 Common Shares issuable upon conversion of the Convertible Debentures, assuming (i) the conversion of all $8,000,000 aggregate principal amount outstanding of the Convertible Debentures, plus $396,712 of accrued interest, (ii) a conversion price equal to the Floor Price (as defined herein) of $2.1435 and (iii) none of the limitations on conversion of the Convertible Debentures set forth in the Yorkville Convertible Debt Financing Agreement apply; and (b) 1,789,267 Common Shares issuable upon exercise of the Financing Warrants, assuming (i) none of the holders of the Financing Warrants elects cashless exercise and (ii) none of the limitations on exercise of the Financing Warrants set forth the Yorkville Convertible Debt Financing Agreement apply. Pursuant to the terms of the Convertible Debentures and the Financing Warrants, YA may not convert Convertible Debentures or exercise Financing Warrants into Common Shares in an amount that would result in YA (or its affiliates) beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) more than 4.99% of the Common Shares outstanding immediately after giving effect to such conversion or exercise or receipt of shares (the “Beneficial Ownership Limitation”); provided that YA may waive the Beneficial Ownership Limitation upon not less than 65 days’ prior notice to NioCorp. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of Common Shares beneficially owned prior to the offering all of the Common Shares that YA may be required to purchase under the Purchase Agreement, because the issuance of such Common Shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Assumes the sale of all Common Shares being offered pursuant to this prospectus. Depending on the price per share at which we sell Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more Advance Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $65.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional Advance Shares. The number of Common Shares ultimately offered for resale by YA is dependent upon the number of Advance Shares we sell to YA under the Purchase Agreement.

(3)	YA is a fund managed by Yorkville Advisors Global, LP. Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville Advisors Global, LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

THE YA TRANSACTION

On January 26, 2023, we entered into the Purchase Agreement, pursuant to which YA has committed to purchase up to $65.0 million of Advance Shares, at our direction from time to time and during the Commitment Period, subject to certain limitations and the satisfaction of the conditions in the Purchase Agreement.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to YA, and YA is obligated to purchase up to $65.0 million of Advance Shares. On June 9, 2023, September 12, 2023 and September 18, 2023, we issued and sold 100,000, 70,000 and 75,000 Advance Shares, respectively, to YA, at purchase prices per share of $4.8808, $3.6998 and $3.6391, respectively, pursuant to Advances (as defined below) under the Purchase Agreement. Further sales of Common Shares, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion, after the date of this prospectus and during the Commitment Period, provided, that the registration statement of which this prospectus is a part covering the resale by YA of Common Shares that have been and may be issued under the Purchase Agreement is declared effective by the SEC and the other conditions set forth in the Purchase Agreement are satisfied.

YA has no right to require us to sell any Advance Shares to YA, but YA is obligated to make purchases at our direction, subject to certain limitations and the satisfaction of certain conditions. There is no upper limit on the price per share that YA could be obligated to pay for the Advance Shares under the Purchase Agreement. Actual sales of Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for us and our operations.

We do not know what the purchase price for our Common Shares will be and therefore cannot be certain as to the number of Common Shares we might issue to YA under the Purchase Agreement. As of October 12, 2023, there were 32,913,419 of our Common Shares outstanding. Although the Purchase Agreement provides that we may sell up to $65.0 million of Advance Shares to YA, only 10,262,404 of our Common Shares are being registered for resale by the Selling Shareholder under this prospectus, which represent Advance Shares that may be issued to YA, if and when we elect to sell Advance Shares under the Purchase Agreement, subject to certain limitations and the satisfaction of certain conditions. Depending on the market prices of our Common Shares at the time we elect to issue and sell Advance Shares to YA under the Purchase Agreement, to the extent the Exchange Cap provisions and other limitations in the Purchase Agreement allow, we may need to file with the SEC one or more additional registrations statements to register for resale additional Common Shares in order to receive aggregate gross proceeds equal to the $65.0 million Commitment Amount under the Purchase Agreement. Pursuant to the Purchase Agreement, in no event shall the number of Common Shares issued to YA thereunder exceed the amount covered by an effective registration statement under the Securities Act covering the resale of all such Common Shares. If all of the 10,262,404 Common Shares offered by YA under this prospectus were issued and outstanding as of the date hereof, such Common Shares would represent approximately 23.77% of the total number of Common Shares outstanding as of October 12, 2023.

Under the Purchase Agreement, in no event may we issue or sell to YA Common Shares in excess of 19.99% of the Common Shares outstanding immediately prior to the Closing, after giving effect to the Reverse Stock Split (the “Exchange Cap”), unless we obtain shareholder approval to issue Common Shares in excess of the Exchange Cap in accordance with the rules of Nasdaq and the TSX.

The Purchase Agreement also prohibits us from directing YA to purchase any Common Shares (A) which, when aggregated with all other Common Shares then beneficially owned by YA and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in YA and its affiliates (on an aggregated basis) having beneficial ownership of more than the 4.99% of the then outstanding voting power or number of Common Shares or (B) which, when aggregated with all other Common Shares beneficially owned by YA or any joint actors, or over which such persons exercise control or direction (determined in accordance with applicable securities laws in the Province of Ontario), would result in such persons beneficially owning or having control or direction over in excess of 19.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”).

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our Common Shares to YA. We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

As consideration for YA’s irrevocable commitment to purchase Advance Shares upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, we issued 81,213 Commitment Shares to YA in connection with the Closing. YA has since resold all of the Commitment Shares. The Common Shares issuable pursuant to the Purchase Agreement are being offered and sold to YA on a private offering basis pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

Purchase of Common Shares Under the Purchase Agreement

Subject to the limitations and the satisfaction of the conditions under the Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion after the date of this prospectus and during the Commitment Period, to direct YA to purchase amounts of Advance Shares under the Purchase Agreement that we specify in a written notice (an “Advance Notice”) delivered to YA on a trading day. The maximum amount of Advance Shares that we may specify in an Advance Notice is the greater of: (i) a number of Common Shares equal to 100% of the average of the daily trading volume of the Common Shares on Nasdaq or such other principal U.S. market for the Common Shares if the Common Shares are ever listed or traded on the New York Stock Exchange or the NYSE American (the “Principal U.S. Market”) during regular trading hours as reported by Bloomberg Financial Markets (or, if not available, a similar service provider of national recognized standing), during the five trading days immediately preceding an Advance Notice, or (ii) 500,000 Common Shares; provided however, if any Convertible Debentures issued to YA by the Company pursuant to the Yorkville Convertible Debt Financing Agreement are outstanding when an Advance Notice is delivered to YA, then the maximum Advance amount shall be limited to the number of Common Shares described in clause (i) above. Further, for so long as any Convertible Debentures issued to YA are outstanding, unless YA gives its prior written consent, we will not be permitted to (i) effect any Advances if (A) the number of Common Shares that we at the time may still issue without shareholder approval in compliance with the rules of Nasdaq and the TSX in connection with the transactions contemplated by the Yorkville Convertible Debt Financing Agreement and all other related transactions that would be considered part of the same series of transactions is less than (B) 200% of the maximum number of Common Shares issuable upon conversion of all Convertible Debentures (assuming for purposes hereof that (x) such Convertible Debentures are convertible, as of the date of determination, at 30% of the average of the daily U.S. dollar volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares during the five consecutive trading days immediately preceding the date of the First Debenture Closing and (y) any such conversion shall not take into account any limitations on the conversion of the Convertible Debentures set forth therein) at such time, or (ii) effect more than two Advances in any month. Subject to the limitations and the satisfaction of the conditions under the Purchase Agreement, we may deliver Advance Notices from time to time during the Commitment Period, provided that we have delivered all Advance Shares relating to all prior Advance Notices.

Each Advance Notice will specify (1) the amount of the Advance in Advance Shares and (2) the elected purchase price option among Purchase Price Option #1 and Purchase Price Option #2, as described below.

Purchase Price Option #1:

If we submit a valid Advance Notice that specifies this purchase price option, we will sell Advance Shares to YA at a purchase price equal to 97% of the VWAP of the Common Shares on the Principal U.S. Market during the applicable pricing period, which is a period during a single trading day defined based on when the Advance Notice is submitted (“Purchase Price Option #1”). If the Advance Notice is submitted by 9:30 a.m., New York City time, on a trading day, then the pricing period under Purchase Price Option #1 will commence as of the open of trading on such day and will end at 4:00 p.m., New York City time, on such day. If the Advance Notice is submitted after 9:30 a.m., New York City time, on a trading day, then the pricing period under Purchase Price Option #1 will commence upon receipt by us of written confirmation of receipt of such Advance Notice by YA and will end at 4:00 p.m., New York City time, on such day.

Under Purchase Price Option #1, if the volume of Common Shares traded on the Principal U.S. Market during the applicable pricing period is less than the number of Advance Shares set out in the Advance Notice divided by

0.30, the number of Advance Shares that must be purchased by YA pursuant to such Advance Notice will be reduced to the greater of (a) 30% of the trading volume of the Common Shares on the Principal U.S. Market during the applicable pricing period as reported by Bloomberg Financial Markets (or, if not available, a similar service provider of national recognized standing), and (b) the number of Common Shares sold by YA during the applicable pricing period, but not to exceed the number of Advance Shares specified by us in the Advance Notice.

Purchase Price Option #2:

If we submit a valid Advance Notice that specifies this purchase price option, we will sell Advance Shares to YA at a purchase price equal to 97% of the average of the daily VWAPs of the Common Shares on the Principal U.S. Market during a pricing period of three consecutive trading days commencing on the trading day the Advance Notice is received by YA, if it is received by 9:30 a.m., New York City time, or the immediately following trading day if it is received after 9:30 a.m., New York City time (“Purchase Price Option #2” and, together with Purchase Price Option #1, the “Purchase Price”). Purchase Price Option #2 will be used whenever any Convertible Debentures issued to YA are outstanding, unless waived by YA.

If the VWAP on any trading day during a pricing period under Purchase Price Option #2 is below a minimum price set by us, if any, in connection with a particular Advance Notice or there is no VWAP on any trading day during a pricing period under Purchase Price Option #2 (an “Excluded Day”), then for each such trading day (i) the number of Advance Shares specified by us in the Advance Notice shall be deemed to be automatically reduced by an amount equal to 33% of the original number of Advance Shares specified by us in the Advance Notice and (ii) such day shall not be factored into the determination of the average of the daily VWAPs during such pricing period. If YA sells any Common Shares on an Excluded Day, then the number of Advance Shares specified by us in the Advance Notice shall be deemed to be automatically increased by an amount equal to the number of Common Shares sold by YA on such Excluded Day (but not above the original number of Advance Shares specified by us in the Advance Notice), and the Purchase Price to be paid by YA for each such Advance Share upon settlement of the applicable Advance shall be deemed to be equal to the minimum price set by us in connection with such Advance Notice (without any further discount).

Subject to the limitations and adjustments described above, YA will become irrevocably bound to purchase a number of Advance Shares at the applicable Purchase Price pursuant to each valid Advance Notice.

The payment for, against simultaneous delivery of, shares in respect of each Advance under the Purchase Agreement will be settled as soon as practicable on or after the first trading day after expiration of the applicable pricing period for each Advance (each, an “Advance Date”), as set forth in the Purchase Agreement.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to YA under the Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of YA’s control, including, among other things, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	the effectiveness of a registration statement under the Securities Act registering the resale in the United States of the Common Shares issuable pursuant to such Advance Notice;

●	our having obtained shareholder approval for the transactions contemplated by the Purchase

●	Agreement in accordance with the rules of the TSX;

●	our receipt of all permits and qualifications required by any applicable state for the offer and sale of Common Shares issuable pursuant to such Advance Notice;

●	no Material Outside Event (as defined in the Purchase Agreement) shall have occurred or be continuing;

●	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

●	our Common Shares are quoted for trading on the Principal U.S. Market and all of the Advance Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on the Principal U.S. Market, the issuance of Advance Shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the Principal U.S. Market and the Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal U.S. Market;

●	there shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all the Common Shares issuable pursuant to such Advance Notice;

●	the representations contained in the applicable Advance Notice shall be true and correct in all material respects; and

●	our having delivered all Advance Shares relating to all prior Advances.

Short-Selling or Hedging by YA

YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions that establish a net short position with respect to our Common Shares, provided that upon receipt of an Advance Notice, YA may sell Advance Shares that it is obligated to purchase under such Advance Notice prior to taking possession of such Advance Shares.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will automatically terminate upon the earliest of:

●	the first day of the month next following the 36-month anniversary of the Closing; and

●	the date on which YA shall have made payment of the full Commitment Amount.

●	We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, providing that;

●	there are no Advance Notices under which Advance Shares have not yet been issued and paid for; and

●	we have paid all amounts owed to YA pursuant to the Purchase Agreement, including all remaining installments of the Cash Fee that have not otherwise been paid by us.

We and YA may also terminate the Purchase Agreement at any time by mutual written consent.

Effect of Performance of the Purchase Agreement on our Shareholders

All Common Shares that may be issued or sold by us to YA under the Purchase Agreement that are being registered under the Securities Act for resale by YA under this prospectus are expected to be freely tradable. The Advance Shares being registered for resale in this offering may be issued and sold by us to YA from time to time at our discretion after the date of this prospectus and during the Commitment Period, subject to certain limitations and the satisfaction of certain conditions. The resale by YA of a significant amount of Common Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of Advance Shares, if any, to YA under the Purchase

Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the Advance Shares that may be available for us to sell to YA pursuant to the Purchase Agreement.

Depending on market price of our Common Shares and subject to the Exchange Cap and other limitations in the Purchase Agreement, we may seek to issue and sell to YA under the Purchase Agreement more Advance Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $65.0 million Commitment Amount under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act any such additional Advance Shares, which could cause additional substantial dilution to our shareholders. The number of Common Shares ultimately offered for resale under this prospectus is dependent upon the number of Advance Shares we direct YA to purchase under the Purchase Agreement.

Description of Capital Stock

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares, without par value. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors. The Common Shares are entitled, upon liquidation, dissolution, or winding up of the Company, to receive the remaining assets of the Company available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of the Company, other than as discussed below and Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the enterprise value of such company, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Warrants

From time to time, the Company has outstanding Common Share purchase warrants, with each Common Share purchase warrant exercisable for one Common Share. The exercise price per Common Share and the number of Common Shares issuable upon exercise of Common Share purchase warrants is subject to adjustment upon the occurrence of certain events, including, but not limited to, the following:

●	the subdivision or re-division of the outstanding Common Shares into a greater number of Common Shares;

●	the reduction, combination or consolidation of the outstanding Common Shares into a lesser number of Common Shares;

●	the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Common Share purchase warrants or any outstanding options);

●	the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another corporate body; and

●	a reclassification or other similar change to the outstanding Common Shares.

The Company will issue the Common Shares issuable upon exercise of Common Share purchase warrants within five business days following its receipt of notice of exercise and payment of the exercise price, subject to surrender of the Common Share purchase warrants. Prior to the exercise of any Common Share purchase warrants, holders of the Common Share purchase warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

NioCorp Assumed Warrants

In connection with the Closing, pursuant to the Business Combination Agreement, the Company assumed the GXII Warrant Agreement and each GXII Warrant thereunder that was issued and outstanding immediately prior to the Closing Date was converted into one NioCorp Assumed Warrant pursuant to the NioCorp Assumed Warrant Agreement. In connection with the Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the Closing and (b) 5,666,667 NioCorp Assumed Warrants to the Sponsor in respect of the GXII Warrants that it held prior to the Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the Closing.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are held by someone other than the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants.

Each NioCorp Assumed Warrant is exercisable on and after April 16, 2023 until its expiration for 1.11829212 Common Shares at a price of $11.50 per 1.11829212 Common Shares (subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of NioCorp Assumed Warrant Agreement, for so long as the NioCorp Assumed Warrants issued to the Sponsor are held by the Sponsor, its members, or their respective affiliates and other permitted transferees, such holders have the right to elect to exercise those NioCorp Assumed Warrants on a cashless basis. For such NioCorp Assumed Warrants exercised on a cashless basis after the Closing, the holder will be entitled to pay the exercise price for those NioCorp Assumed Warrants by surrendering all or portion of the cash and/or Common Shares (valued at their fair market value) into which those NioCorp Assumed Warrants are exercisable as shall be elected by the holder. For this purpose, Common Shares so surrendered will be deemed to have a “fair market value” equal to the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date of exercise of the applicable NioCorp Assumed Warrants.

The NioCorp Assumed Warrants will expire at 5:00 p.m., New York City time, on March 17, 2028 or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a NioCorp Assumed Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the NioCorp Assumed Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No NioCorp Assumed Warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a NioCorp Assumed Warrant unless Common Shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the NioCorp Assumed Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a NioCorp Assumed Warrant, the holder of such NioCorp Assumed Warrant will not be entitled to exercise such NioCorp Assumed Warrant and such NioCorp Assumed Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any NioCorp Assumed Warrant.

The NioCorp Assumed Warrants, and the underlying Common Shares issuable upon the exercise thereof, were registered under the Securities Act pursuant to the Company’s registration statement on Form S-4, originally filed on November 7, 2022, as subsequently amended, which was declared effective by the SEC on February 8, 2023. The Company expects the ongoing registered offering of the Common Shares underlying the NioCorp Assumed Warrants to be conducted pursuant to the Company’s registration statement on Form S-3, which was filed on April 14, 2023 and which the Company expects to post-effectively amend to convert such registration statement to Form S-1.

The Company will have the right to call the public NioCorp Assumed Warrants for redemption at any time following the Closing Date:

●	in whole and not in part;

●	at a price of $0.01 per NioCorp Assumed Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public NioCorp Assumed Warrant holder;

●	if, and only if, the reported last sale price of the Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30-trading day period commencing once the NioCorp Assumed Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the public NioCorp Assumed Warrant holders; and

●	if there is an effective registration statement covering the Common Shares issuable upon exercise of the NioCorp Assumed Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The NioCorp Assumed Warrants issued to the Sponsor are not redeemable by the Company for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates or other permitted transferees. In addition, the Company may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the public NioCorp Assumed Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise its public NioCorp Assumed Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public NioCorp Assumed Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of NioCorp Assumed Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Common Shares issuable upon the exercise of the NioCorp Assumed Warrants. If the Company takes advantage of this option, all holders of public NioCorp Assumed Warrants would pay the exercise price by surrendering their NioCorp Assumed Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the public NioCorp Assumed Warrants, multiplied by the difference between the exercise price of the NioCorp Assumed Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public NioCorp Assumed Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the NioCorp Assumed Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Shares to be issued and thereby lessen the dilutive effect of a redemption of the public NioCorp Assumed Warrants. If the Company calls the public NioCorp Assumed Warrants for redemption and does not take advantage of this option, the Sponsor, its members, and their respective affiliates and other permitted transferees would still be entitled to exercise their NioCorp Assumed Warrants for cash or on a cashless basis using the same formula described above that other NioCorp Assumed Warrant holders would have been required to use had all NioCorp Assumed Warrant holders been required to exercise their NioCorp Assumed Warrants on a cashless basis, as described in more detail below.

A holder of a NioCorp Assumed Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NioCorp Assumed Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the NioCorp Assumed Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

The NioCorp Assumed Warrants have certain anti-dilution and adjustments rights upon certain events.

The NioCorp Assumed Warrants may be exercised upon surrender of the certificate representing such NioCorp Assumed Warrants on or prior to the expiration date at the offices of the NioCorp Assumed Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the NioCorp Assumed Warrant Agent or by wire transfer, for the number of NioCorp Assumed Warrants being exercised. The NioCorp Assumed Warrant holders will not have the rights or privileges of holders of Common Shares or any attendant voting rights until they exercise their NioCorp Assumed Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants, each holder will be entitled to one vote for each Common Share held of record on all matters to be voted on by NioCorp shareholders.

If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. The NioCorp Assumed Warrant Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake, or adding or changing any other provisions with respect to matters or questions arising under NioCorp Assumed Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the NioCorp Assumed Warrants, and (ii) to provide for the delivery of such kind and amount of Common Shares or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of NioCorp Assumed Warrants would have received if such holder had exercised his, her or its NioCorp Assumed Warrants immediately prior to such event. All other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of a majority of the then outstanding public NioCorp Assumed Warrants. Any amendment solely to the NioCorp Assumed Warrants issued to the Sponsor and that are held by the Sponsor, its members, or their respective affiliates or other permitted transferees, shall require the vote or written consent of a majority of the holders of the then outstanding NioCorp Assumed Warrants issued to the Sponsor.

Convertible Debentures

On January 26, 2023, NioCorp entered into the Yorkville Convertible Debt Financing Agreement with YA. Pursuant to the Yorkville Convertible Debt Financing Agreement, YA advanced a total amount of $15,360,000 to NioCorp in consideration of the issuance by NioCorp to YA of $16,000,000 aggregate principal amount of Convertible Debentures at the time of Closing (the “Debenture Closing”). As of October 12, 2023, there was $8,000,000 aggregate principal amount of Convertible Debentures outstanding.

Each Convertible Debenture issued under the Yorkville Convertible Debt Financing Agreement is an unsecured obligation of NioCorp, matures on September 17, 2024, which maturity may be extended for one six-month period in certain circumstances at the option of NioCorp, and incurs a simple interest rate obligation of 5.0% per annum (which will increase to 15.0% per annum upon the occurrence of an event of default). The outstanding principal amount of, accrued and unpaid interest, if any, on, and premium, if any, on the Convertible Debentures must be paid by NioCorp in cash when the same becomes due and payable under the terms of the Convertible Debentures at their stated maturity, upon their redemption or otherwise.

Subject to certain limitations contained within the Yorkville Convertible Debt Financing Agreement and the Convertible Debentures, including those as described below, holders of the Convertible Debentures will be entitled to convert the principal amount of, and accrued and unpaid interest, if any, on each Convertible Debenture, in whole or in part, from time to time over their term, into a number of Common Shares equal to the quotient of the principal amount and accrued and unpaid interest, if any, being converted divided by the Conversion Price. The “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, the greater of (i) 90% of the average of the daily U.S. dollar volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the date on which the holder exercises its conversion right in accordance with the requirements of the Yorkville Convertible Debt Financing Agreement (the “Conversion Date”) or other date of determination, but not lower than the Floor Price (as defined below), and (ii) the five-day volume-weighted average price of the Common Shares on the TSX (or on the principal U.S. market if the majority of the trading volume and value of the Common Shares occurred on Nasdaq during the relevant period) for the five consecutive trading days immediately prior to the Conversion Date or other date of determination less the maximum applicable discount allowed by the TSX. The “Floor Price” means a price of $2.1435 per share, which is equal to the lesser of (a) 30% of the average of the daily volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the Debenture Closing and (b) 30% of the average of the volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately following the Debenture Closing, subject to certain adjustments to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The terms of the Convertible Debentures restrict the number of Convertible Debentures that may be converted during each calendar month by YA at a Conversion Price below a fixed price equal to approximately $8.9422 (i.e., the quotient of $10.00 divided by 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split)), subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event. The Convertible Debentures are subject to customary anti-dilution adjustments.

The terms of the Convertible Debentures restrict the conversion of Convertible Debentures by YA if such a conversion would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such a conversion would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of the TSX and Nasdaq, unless prior shareholder approval is obtained.

Financing Warrants

In conjunction with the Debenture Closing, NioCorp issued to YA Financing Warrants to purchase 1,789,267 Common Shares, which is equal to the quotient of the principal amount of Convertible Debentures issued in such Debenture Closing divided by the “Exercise Price,” which is equal to approximately $8.9422 (i.e., the quotient of $10.00 divided by 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split)), in each case, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The Financing Warrants are exercisable, in whole or in part, but not in increments of less than $50,000 aggregate Exercise Price (unless the remaining aggregate Exercise Price is less than $50,000), beginning on May 4, 2023, and may be exercised at any time prior to their expiration. Holders of the Financing Warrants may exercise their Financing Warrants, at their election, by paying the Exercise Price in cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless exercise basis. On each of the first 12 monthly anniversaries of September 17, 2023, 1/12th of the Financing Warrants will expire.

The Financing Warrants have customary anti-dilution adjustments to be determined in accordance with the requirements of the applicable stock exchanges, including the TSX.

The terms of the Financing Warrants restrict the exercise of Financing Warrants by YA if such an exercise would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such an exercise would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of the TSX and Nasdaq, unless prior shareholder approval is obtained.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of the Common Shares. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares arising from the U.S. federal alternative minimum tax or the Medicare tax on investment income, U.S. federal estate, gift and other non-income taxes, U.S. state and local taxes, or any non-U.S. tax. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the Common Shares.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings and administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated, first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares by a corporate U.S. Holder (other than certain 10% corporate shareholders) generally will not be eligible for a “dividends received deduction.” Provided that (1) the Company is eligible for the benefits of the Canada-U.S. Tax Convention or (2) the Common Shares are readily tradable on a United States securities market (and certain holding period and other conditions are satisfied), dividends paid by the Company to non-corporate U.S. Holders , including individuals, will be eligible for the preferential tax rates applicable to long-term capital gains for dividends unless the Company is classified as a PFIC in the tax year of distribution or in the preceding tax year. See “—Passive Foreign Investment Company Rules—Risk of PFIC Status for the Company” below. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sales or Other Taxable Dispositions of Common Shares

Upon the sale or other taxable disposition of Common Shares, subject to the potential application of the PFIC rules as described below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received and (ii) such U.S. Holder’s adjusted tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Common Shares generally will be determined initially by the holder’s U.S. dollar cost for the Common Shares (subject to any adjustments provided under the PFIC rules, described below). Subject again to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. If the Company is determined to be a PFIC, any gain realized on the Common Shares could be ordinary income under the rules discussed below.

Passive Foreign Investment Company Rules

Risk of PFIC Status for the Company

If the Company were to constitute a PFIC under the meaning of Section 1297 of the Code for any taxable year during a U.S. Holder’s holding period, then certain potentially adverse U.S. federal income tax rules may apply to a U.S. Holder of Common Shares. While this summary cannot describe all of the potentially adverse consequences that would result if the Company were treated as a PFIC for a relevant taxable year, certain material consequences and related considerations are described below.

The Company believes that it may be classified as a PFIC for its taxable year ended June 30, 2023 and was classified as a PFIC for its taxable year ended June 30, 2022 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be classified as a PFIC for future taxable years. No opinion of legal counsel or ruling from the IRS concerning the PFIC status of the Company or any Subsidiary has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. In addition, even if the Company concluded that it or any Subsidiary did not qualify as a PFIC, the IRS could challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status in any taxable year, and a court could sustain such challenge. Accordingly, there can be no assurance that the Company or any Subsidiary will not be treated as a PFIC for any taxable year. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each subsidiary of the Company.

In any taxable year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. IRS Form 8621 is currently used for such filings. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally would be a PFIC for a taxable year if, for such year, (a) 75% or more of the gross income of the Company is passive income (the “PFIC income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s business is as an active producer, processor, merchant or handler of commodities, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is neither passive income nor income connected with a U.S. trade or business.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received on the Common Shares and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” (“QEF”) under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or deemed received with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution, or allocated to years before the entity became a PFIC, if any, would be taxed as ordinary income at the rates applicable for such year (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year. In addition, an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by making a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

In addition to the rules described above applying to “excess distributions” and certain other dispositions of Common Shares, certain other adverse U.S. federal income tax rules may apply with respect to a U.S. Holder if the Company is a PFIC, including in some cases even if the U.S. Holder makes a QEF Election (as described below). Each U.S. Holder should consult its own tax advisors regarding the full tax consequences of potential PFIC status for the Company and each subsidiary of the Company.

QEF Election

If the Company is a PFIC, a U.S. Holder that makes a timely and effective QEF Election for the tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. A U.S. Holder that makes such a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share (based on its ownership of Common Shares) of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. A U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents (currently IRS Form 8621) at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely QEF Election for the first year in the U.S. Holder’s holding period in which the Company is a PFIC, the U.S. Holder may still be able to make an effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

The Company will endeavor to provide U.S. Holders with the required information to allow U.S. Holders to make a QEF Election with respect to the Common Shares in the event that the Company determines it is treated as a PFIC for any taxable year. There can be no assurance, however, that the Company will timely provide such information for any particular year, or that the Company’s determination regarding its PFIC status will be upheld. U.S. Holders should consult their tax advisors to determine whether any of these QEF Elections will be available and if so, what the consequences of these elections would be in their particular circumstances.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not timely provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders may not be able to make a QEF Election for such entity and, unless they make the Mark-to-Market Election discussed in the next section, will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that the foreign exchange meets certain trading volume and other requirements. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company expects that the Common Shares will meet the definition of “marketable stock,” although there can be no assurance of this, especially as regards the required trading frequency.

If a U.S. Holder that makes a Mark-to-Market Election for any taxable year with respect to its Common Shares, it generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares for such taxable year. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to dispositions of, and certain distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election will also generally adjust its tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. Upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (and such ordinary loss may be treated as capital or subject to limitations in certain cases).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the requirements for, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

AS THE PFIC RULES ARE COMPLEX AND UNCERTAIN, U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICATION OF THE PFIC RULES TO THEM AND THEIR COMMON SHARES AND ANY RESULTANT TAX CONSEQUENCES.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the potential application of the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid on the Common Shares should be treated as foreign source for this purpose, and gains recognized on the sale of Common Shares by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to certain reporting obligations with respect to Common Shares if the aggregate value of these and certain other “specified foreign financial assets” exceeds an applicable dollar threshold. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if a U.S. Holder is required to make this disclosure and fails to do so. In addition, a U.S. Holder should consider the possible obligation to file online a FinCEN Form 114—Foreign Bank and Financial Accounts Report, as a result of holding Common Shares in certain accounts. Holders are urged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Common Shares.

Dividend payments (including constructive dividends) with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a

U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

Certain Canadian federal Income Tax Considerations for U.S. Residents

The following generally summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States for tax purposes, (ii) is a “qualifying person” under and entitled to the benefits of the Convention, (iii) holds all Common Shares as capital property, (iv) holds no Common Shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder, (v) deals at arm’s length with and is not affiliated with NioCorp, (vi) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, (vii) is not an insurer that carries on business in Canada and elsewhere, and (viii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its Common Shares.

Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of such holder provided that the U.S. Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation) and does not hold the Common Shares in the course of carrying on a business.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect as of the date prior to the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative policy or assessing practice, whether by way of judicial, legislative or governmental decision or action, although no assurance can be given in these respects. This summary is not exhaustive of all possible Canadian federal income tax considerations. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

Generally, a U.S. Resident Holder’s Common Shares will not constitute “taxable Canadian property” of such holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX and Nasdaq) unless both of the following conditions are concurrently met:

(1)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class of the capital stock of NioCorp were owned by or belonged to one or any combination of

(A)	the U.S. Resident Holder,

(B)	persons with whom the U.S. Resident Holder did not deal at arm’s length, and

(C)	partnerships in which the U.S. Resident Holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and

(2)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Canadian Tax Act.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition.

A U.S. Resident Holder to whom NioCorp pays or credits or is deemed to pay or credit a dividend on such holder’s Common Shares will be subject to Canadian withholding tax, and NioCorp will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of NioCorp, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of NioCorp owned by an entity that is considered fiscally transparent under the laws of the United States and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

PLAN OF DISTRIBUTION

The Common Shares offered by this prospectus may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Common Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Common Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Shareholder may transfer the Common Shares offered by this prospectus by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the Common Shares offered by this prospectus for whom the broker-dealers may act as agent. YA has informed us that each such broker-dealer will receive commissions from YA which will not exceed customary brokerage commissions.

The Selling Shareholder and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our Common Shares during the term of the Purchase Agreement.

The Selling Shareholder is an “underwriter” within the meaning of the Securities Act.

We have advised the Selling Shareholder that while it is engaged in a distribution of the shares included in this prospectus, it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Shares offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Common Shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $337,649 (excluding the Commitment Shares and the Cash Fee). As consideration for its irrevocable commitment to purchase Advance Shares under the Purchase Agreement, we issued 81,213 Commitment Shares, representing $650,000 at the time of Closing, to the Selling Shareholder. Additionally, we are required to pay to the Selling Shareholder an aggregate Cash Fee of $1,500,000, including $500,000 that we paid on the Closing Date and an additional $500,000 we have paid as of October 12, 2023. We will pay the remaining $500,000 balance in installments over a 12-month period following the Closing Date, provided that, we will have the right to prepay without penalty all or part of the remaining installments of the Cash Fee at any time. We also paid a $15,000 structuring fee to an affiliate of the Selling Shareholder in connection with the entry into the Purchase Agreement.

We may suspend the sale of Common Shares by the Selling Shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering as it relates to YA will terminate on the date that all Common Shares offered by this prospectus have been sold by YA.

The Common Shares covered by this prospectus will not be qualified for distribution by prospectus in any jurisdiction of Canada, and may not be offered for sale, sold, assigned or transferred in any jurisdiction of Canada except pursuant to a prospectus or exemption from the prospectus requirement under applicable securities laws in Canada. The Selling Shareholder shall not offer or sell any Common Shares directly or indirectly to any person whom, to the Selling Shareholder’s knowledge, is resident or located in a jurisdiction of Canada or acquiring such Common Shares for the benefit of another person resident or located in a jurisdiction of Canada, or on any “marketplace” (as such term is defined in National Instrument 21-101 Marketplace Operation) in Canada.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada.

EXPERTS

The consolidated financial statements of NioCorp Developments Ltd. as of June 30, 2023 and 2022 and for each of the three years in the period ended June 30, 2023, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding NioCorp Developments Ltd.’s ability to continue as a going concern.

The financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to substantial doubt about the ability of GX Acquisition Corp. II to continue as a going concern as described in Note 1 to GXII’s financial statements), and are incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been so incorporated in reliance on such report given upon such firm as experts in auditing and accounting.

The technical report summary for the Elk Creek Project prepared in accordance with subpart 1300 of Regulation S-K (the “S-K 1300 Elk Creek Technical Report Summary”), which is incorporated by reference in this prospectus, and the information summarized or quoted from the S-K 1300 Elk Creek Technical Report Summary included or incorporated by reference in this prospectus have been so included or incorporated by reference with the consent of the following qualified persons, as such term is defined in Item 1300 of Regulation S-K, who prepared the S-K 1300 Elk Creek Technical Report Summary and reviewed and approved such information summarized or quoted therefrom included or incorporated by reference in this prospectus: Dahrouge Geological Consulting USA Ltd.; Understood Mineral Resources Ltd.; Optimize Group; Tetra Tech; Adrian Brown Consultants Inc.; Metallurgy Concept Solutions; Magemi Mining Inc.; L3 Process Development; Olsson; A2GC; Scott Honan, M.Sc, SME-RM, NioCorp; Everett Bird, P.E., Cementation; Matt Hales, P.E., Cementation; Mahmood Khwaja, P.E., CDM Smith; Martin Lepage, P.Eng, Cementation; and Wynand Marx, M.Eng, BBE Consulting. A matrix of the sections of the S-K 1300 Elk Creek Technical Report Summary for which each qualified person is responsible is included in the S-K 1300 Elk Creek Technical Report Summary. Except for Scott Honan, none of the qualified persons is affiliated with NioCorp. Mr. Honan is the Chief Operating Officer of NioCorp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby. None of the expenses listed below are to be borne by the selling shareholder named in the prospectus that forms a part of this registration statement. All amounts are estimates, except for the SEC registration fee:

	Amount to be paid
SEC registration fee	$10,149.20	*
Legal fees and expenses**	250,000.00
Accounting fees and expenses**	75,000.00
Printing expenses**	2,500.00
Total	$337,649.20

* Previously paid.

** Except for the SEC registration fee, estimated solely for the purposes of this Item 13. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

The corporate laws of British Columbia allow NioCorp, and its corporate articles require it (subject to the provisions of the British Columbia Business Corporations Act (“BCBCA”) noted below and the undertakings provided in Item 17 below), to indemnify its directors, former directors, alternate directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and NioCorp must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with NioCorp on the terms of the indemnity contained in NioCorp’s articles.

For the purposes of such an indemnification:

●	“associated corporation” means a corporation or entity referred to in paragraph (2) or (3) of the definition of “eligible party”:

●	“eligible party,” in relation to NioCorp, means an individual who:

(1)	is or was a director or officer of NioCorp;

(2)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of NioCorp; or

(ii)	at the request of NioCorp; or

(3)	at the request of NioCorp, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity; and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

●	“eligible penalty,” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

●	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, NioCorp or an associated corporation:

(1)	is or may be joined as a party; or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

●	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

●	“proceeding” includes any legal proceeding including a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding; or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, NioCorp may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that NioCorp first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of NioCorp’s articles noted above, NioCorp must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, NioCorp was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, NioCorp is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of NioCorp or the associated corporation, as the case may be; or

●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of NioCorp or by or on behalf of an associated corporation, NioCorp must not do either of the following:

●	indemnify the eligible party under Section 160(a) of the BCBCA in respect of the proceeding; or

●	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of NioCorp, on the application of NioCorp or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order NioCorp to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order NioCorp to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or any payment under, an agreement of indemnification entered into by NioCorp;

●	order NioCorp to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

●	make any other order the court considers appropriate.

Furthermore, we have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide that NioCorp will, to the fullest extent possible under applicable law, subject to other specified limitations, indemnify and hold harmless the directors and executive officers against any and all costs and expenses reasonably incurred for, or in connection with, any civil, criminal, administrative, investigative or other proceeding, whether threatened, pending, continuing or completed, including but not limited to any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in.

Item 15. Recent Sales of Unregistered Securities

All shares and per share amounts below have been updated, where applicable, to give retroactive effect to the reverse stock split at a rate of 10-for-1 effectuated by NioCorp on March 17, 2023 (the “Reverse Stock Split”).

September 2023 Private Placement

On September 1, 2023, the Company issued and sold 250,000 units of the Company (the “September 2023 Units”) at a price of $4.00 per September 2023 Unit, for aggregate gross proceeds of $1,000,000. Each September 2023 Unit consisted of one Common Share and one Common Share purchase warrant, exercisable for one Common Share at a price of $4.60 until September 1, 2025. The September 2023 Units were offered on a private offering basis to an investor with whom the Company had a pre-existing relationship pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investor made to the Company in connection with the purchase of the September 2023 Units.

GX Class B Shares

On March 17, 2023, in connection with the closing of the transactions contemplated by, and pursuant to, the Business Combination Agreement, dated September 25, 2022 (the "Business Combination Agreement"), between the Company, GX Acquisition Corp. II, a Delaware corporation (“GX”), and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company, GX, as the surviving company of the mergers contemplated by the Business Combination Agreement that resulted in it becoming a majority-owned subsidiary of the Company, issued 7,957,404 shares of its Class B common stock (the “GX Class B Shares”) upon conversion of all shares of Class B common stock of GX outstanding immediately prior to such mergers that were not surrendered for cancellation. Each GX Class B Share is exchangeable into Common Shares on a one-for-one basis, subject to equitable adjustments.

The offer, issuance and sale of GX Class B Shares, including the Common Shares issuable upon exchange of such GX Class B Shares, in connection with the mergers was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Yorkville Financings

On March 17, 2023, pursuant to the Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA, YA advanced an aggregate amount of $15.36 million to the Company in consideration of the issuance by the Company to YA of (i) $16.0 million aggregate principal amount of unsecured convertible debentures (the “Convertible Debentures”) and (ii) Common Share purchase warrants, exercisable for up to 1,789,267 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at a price per Common Share of approximately $8.9422, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split or similar transaction (the “Financing Warrants”). The Convertible Debentures and the Financing Warrants were issued to YA on a private offering basis pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and/or Section 4(a)(2) thereof, based upon the representations and warranties YA made to the Company in connection with the Yorkville Convertible Debt Financing Agreement.

The following Common Shares were issued to YA II PN, Ltd. (“YA”) in reliance on Section 4(a)(2) of the Securities Act, in connection with the closing of advances under the Standby Equity Purchase Agreement, dated January 26, 2023 (the “Yorkville Equity Facility Financing Agreement”), between the Company and YA, and based upon representations and warranties of YA in connection therewith.

Date	Advance Amount	Shares Issued	Purchase Price
June 9, 2023	$488,080	100,000	$4.8808
September 12, 2023	$258,986	70,000	$3.6998
September 18, 2023	$272,932	75,000	$3.6391

On March 17, 2023, pursuant to the Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA, YA advanced an aggregate amount of $15.36 million to the Company in consideration of the issuance by the Company to YA of (i) $16.0 million aggregate principal amount of unsecured convertible debentures (the “Convertible Debentures”) and (ii) Common Share purchase warrants, exercisable for up to 1,789,267 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at a price per Common Share of approximately $8.9422, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split or similar transaction (the “Financing Warrants”). The Convertible Debentures and the Financing Warrants were issued to YA on a private offering basis pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and/or Section 4(a)(2) thereof, based upon the representations and warranties YA made to the Company in connection with the Yorkville Convertible Debt Financing Agreement.

The following Common Shares were issued in reliance on Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of a portion of the amount outstanding under the Convertible Debentures and based upon representations and warranties of YA in connection therewith.

Date	Conversion Amount	Shares Issued	Conversion Price/Share
May 30, 2023	$362,192	78,745	$4.5995
June 1, 2023	$302,164	64,758	$4.6660
June 12, 2023	$275,479	60,446	$4.5574
June 13, 2023	$502,089	110,939	$4.5258
June 20, 2023	$514,144	112,782	$4.5587
June 21, 2023	$751,952	163,870	$4.5887
June 30, 2023	$516,644	114,471	$4.5133
July 6, 2023	$760,685	166,521	$4.5681
July 12, 2023	$760,065	165,577	$4.5904
July 25, 2023	$520,479	122,480	$4.2495
August 7, 2023	$519,589	127,241	$4.0835
August 16, 2023	$512,944	134,268	$3.8203
August 29, 2023	$517,808	157,489	$3.2879
September 11, 2023	$766,918	230,714	$3.3241
September 22, 2023	$761,986	211,998	$3.5943

June 2022 Private Placement

On June 30, 2022, in connection with the closing of a non-brokered private placement (the “June 2022 Private Placement”), the Company issued and sold 4,981,035 units of the Company (the “June 2022 Units”) at a price of C$0.96 per June 2022 Unit, for aggregate gross proceeds of approximately C$4.78 million. Each June 2022 Unit consisted of one-tenth of one Common Share and one-tenth of one Common Share purchase warrant (the “June 2022 Warrants”) (after giving effect to the Reverse Stock Split). Each June 2022 Warrant is exercisable for one Common Share at a price of C$11.00 until June 30, 2024. The June 2022 Units were offered on a private offering basis to investors with whom the Company had a pre-existing relationship, including Lind III (as defined below), pursuant to (i) in the case of investors outside of the United States that were not, and were not acting for the account or benefit of, a U.S. person (as defined in Regulation S under the Securities Act), the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, and (ii) in the case of investors inside the United States or that were, or were acting for the account or benefit of, a U.S. person, the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investors made to the Company in connection with their purchase of the June 2022 Units.

On June 30, 2022, in connection with the closing of the June 2022 Private Placement, as part of a finder’s fee, the Company issued Common Share purchase warrants (the “June 2022 Finder Warrants”), exercisable for up to an aggregate of 6,510 Common Shares at a price of C$11.00 per Common Share until June 30, 2024, to Research Capital Corporation (“RCC”) and Red Cloud Securities Inc. (collectively, the “Finders”). The Company also paid the Finders a cash commission of C$62,496, in the aggregate, as part of the finder’s fee. Each of the Finders received a number of June 2022 Finder Warrants equivalent to 3% of the June 2022 Units raised by such Finder and an amount of cash equivalent to 3% of the June 2022 Units raised by such Finder. The June 2022 Finder Warrants were issued to the Finders pursuant to the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, pursuant to the representations and covenants the Finders made to the Company in connection therewith.

May 2021 Private Placement

On May 10, 2021, in connection with the closing of a non-brokered private placement (the “May 2021 Private Placement”), the Company issued and sold 4,334,157 units of the Company (the “May 2021 Units”) at a price of C$1.43 per May 2021 Unit, for aggregate gross proceeds of approximately C$6.2 million. Each May 2021 Unit consisted of one-tenth of one Common Share and one-tenth of one Common Share purchase warrant (the “May 2021 Warrants”) (after giving effect to the Reverse Stock Split). Each May 2021 Warrant was exercisable for one Common Share at a price of C$16.30 until May 10, 2023. The May 2021 Units were offered on a private offering basis to investors with whom the Company had a pre-existing relationship pursuant to (i) in the case of investors outside of the United States that were not, and were not acting for the account or benefit of, a U.S. person (as defined in Regulation S under the Securities Act), the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, and (ii) in the case of investors inside the United States or that were, or were acting for the account or benefit of, a U.S. person, the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, in each case, pursuant to the representations and covenants the investors made to the Company in connection with their purchase of the May 2021 Units.

On May 10, 2021, in connection with the closing of the May 2021 Private Placement, as part of a finder’s fee, the Company issued to RCC Common Share purchase warrants (the “May 2021 Finder Warrants”), exercisable for up to an aggregate of 7,796 Common Shares at a price of C$16.30 per Common Share until May 10, 2023. The Company also paid to RCC a cash commission of C$111,484.23 as part of the finder’s fee. Each of the May 2021 Finder Warrants and cash commission were equivalent to 3% of the May 2021 Units raised by RCC. The May 2021 Finder Warrants were issued to RCC pursuant to the exclusion from the registration requirements of the Securities Act provided by Rule 903 of Regulation S thereunder, pursuant to the representations and covenants RCC made to the Company in connection therewith.

March 2021 Convertible Promissory Notes Conversion

On March 16, 2021, the Company issued 97,692 Common Shares upon conversion of the remaining $750,000 of the Company’s convertible promissory notes. The Common Shares were issued pursuant to Section 3(a)(9) of the Securities Act.

Lind Convertible Security and Lind Warrants

On February 19, 2021, pursuant to a definitive convertible security funding agreement, dated February 16, 2021 (as subsequently amended, the “Lind Agreement”), between the Company and Lind Global Asset Management III, LLC, an entity managed by The Lind Partners, a New York-based asset management firm (“Lind III”), Lind III advanced to the Company $10.0 million (subject to additional set off) in consideration of which the Company issued to Lind III a convertible security (the “Lind Convertible Security”) with a face value of $11.7 million (representing $10.0 million in funding plus an implied 8.5% interest rate per annum for the term of the Lind Convertible Security). The Lind Convertible Security had a term of (i) 24 months or (ii) 30 calendar days after the date on which the face value of the Convertible Security is nil due to such amount having been fully converted and/or fully repaid (including with any applicable premium) in accordance with the terms of the Lind Agreement; in accordance with these terms, the Lind Convertible Security has since expired.

On February 19, 2021, in connection with the funding of the Lind Convertible Security, Lind III was issued Common Share purchase warrants of the Company (the “Lind Warrants”), exercisable for up to an aggregate of 855,800 Common Shares at a price of C$9.70 per Common Share for a period of 48 months. The Lind Convertible Security and the Lind Warrants were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof based upon the representations and warranties of Lind III in the Lind Agreement.

The following Common Shares were issued in reliance on Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of a portion of the amount outstanding under the Lind Convertible Security and based upon representations and warranties of Lind III in connection therewith.

Date	Conversion Amount	Shares Issued	Conversion Price/Share
June 25, 2021	$600,000	71,102	C$10.397
June 28, 2021	$500,000	59,117	C$10.396
June 29, 2021	$500,000	54,631	C$11.291
August 17, 2021	$600,000	69,737	C$10.818
June 22, 2022	$600,000	108,880	C$7.132
July 27, 2022	$600,000	102,579	C$7.504
August 8, 2022	$250,000	43,128	C$7.496
September 7, 2022	$600,000	95,819	C$8.236
September 26, 2022	$200,000	30,734	C$8.845
November 22, 2022	$300,000	42,160	C$9.569

On September 25, 2022, the Company and Lind III entered into the a consent and waiver agreement (the “Lind Consent”), which included the following principal terms: (i) the consent of Lind III to the transactions contemplated by the Business Combination Agreement and the financings with YA, including all actions taken by the Company as set out in the Business Combination Agreement to permit the completion of such transactions; (ii) the consent of Lind III to the Company’s expected cross-listing to The Nasdaq Stock Market LLC and the consolidation of the Common Shares in order to meet the minimum listing requirements thereof; (iii) the waiver of Lind III of its participation right for up to 15% of the total offering contemplated by the Yorkville Equity Facility Financing Agreement; and (iv) the waiver of Lind III of certain restrictive covenants in the Lind Agreement.

As consideration for entering into the Lind Consent, Lind III received, amongst other things: (i) the right to receive a payment of $500,000, which would have been reduced to $200,000 if the transactions contemplated by the Business Combination Agreement and the financings with YA had not been consummated on or before April 30, 2023; (ii) an extension of its existing participation rights under the Lind Agreement in future financings of the Company for a further two-year period, subject to certain exceptions as well as an extension of such participation rights beyond the additional two-year period if YA or any affiliate is a party to any such applicable transaction; and (iii) the right to receive additional Lind Warrants (the “Contingent Consent Warrants”) if on September 17, 2024, the closing trading price of the Common Shares on the Toronto Stock Exchange or such other stock exchange on which such shares may then be listed, is less than C$10.00, subject to adjustments. The number of Contingent Consent Warrants to be issued, if any, is based on the Canadian dollar equivalent (based on the then current Canadian to U.S. dollar exchange rate as reported by Bloomberg, LP) of $5.0 million divided by the five-day volume weighted average price of the Common Shares on the date of issuance. Further, the number of Contingent Consent Warrants issued will be proportionately adjusted based on the percentage of Lind Warrants currently held by Lind III that are exercised, if any, prior to the issuance of any Contingent Consent Warrants. The Lind Consent was signed as an amendment to the existing Lind Agreement. The Contingent Consent Warrants were offered pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

Nordmin Subscription Agreement

On December 18, 2020, pursuant to a convertible note and warrant subscription agreement (the “Nordmin Subscription Agreement”) with Nordmin Engineering Ltd (“Nordmin”), NioCorp issued and sold to Nordmin a convertible note in the principal amount of approximately $1.872 million (the “Nordmin Note”) and 50,000 Common Share purchase warrants (the “Nordmin Warrants”) for an aggregate subscription price of approximately $1.804 million, which amount was set off against the amount owing to Nordmin by the Company for past services. The Nordmin Note matured on December 18, 2021. Each Nordmin Warrant was exercisable into one Common Share at a price of C$8.00 per share until December 18, 2022. Additionally, on December 18, 2020, the Company issued 83,655 Common Shares to Nordmin upon conversion of $450,000 in principal amount of the Nordmin Note at a conversion price of C$6.84 per share. The Nordmin Note, the Nordmin Warrants and such Common Shares were issued, among other exemptions, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof based upon representations and warranties of Nordmin in connection therewith.

The following Common Shares were issued in reliance on Section 3(a)(9) of the Securities Act, in connection with the voluntary conversion of a portion of the amount outstanding under the Nordmin Note and based upon representations and warranties of Nordmin in connection therewith.

Date	Conversion Amount	Shares Issued	Conversion Price/Share
June 18, 2021	$250,000	26,753	C$11.532
July 19, 2021	$250,000	26,733	C$11.776
August 20, 2021	$250,000	26,691	C$11.981
October 21, 2021	$127,043	17,125	C$9.146
December 21, 2021	$171,621	17,184	C$12.925

October 2020 Convertible Promissory Note Conversion

On October 14, 2020, the Company issued 6,769 Common Shares upon conversion of $50,000 of the Company’s convertible promissory notes. The Common Shares were issued pursuant to Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index below, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes thereto, which are incorporated by reference into the prospectus that forms a part of this registration statement.

EXHIBIT INDEX

Exhibit No.	Description

1.1(1)	Standby Equity Purchase Agreement, dated as of January 26, 2023, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
2.1(2)	Business Combination Agreement, dated as of September 25, 2022, by and among NioCorp Developments Ltd., Big Red Merger Sub Ltd, and GX Acquisition Corp. II
3.1(3)	Notice of Articles of NioCorp Developments Ltd., dated April 5, 2016
3.2(3)	Articles of NioCorp Developments Ltd., as amended, effective as of January 27, 2015
3.3(4)	Amendment to Articles, effective March 17, 2023
4.1(2)	Sponsor Support Agreement, dated as of September 25, 2022, by and among GX Acquisition Corp. II, NioCorp Developments Ltd., GX Sponsor II LLC, in its capacity as a shareholder of GX Acquisition Corp. II, and certain other shareholders of GX Acquisition Corp. II
4.2(5)	Joinder to Sponsor Support Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd. and each of the Holders party thereto
4.3(4)	Amended and Restated Registration Rights Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd., GX Acquisition Corp. II

4.4(4)	Registration Rights Agreement Joinder, dated as of March 17, 2023, by and among NioCorp Developments Ltd. and each of the parties listed on Schedule A thereto
4.5(4)	Exchange Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd., GX Acquisition Corp. II and GX Sponsor II LLC
4.6(5)	Joinder to Exchange Agreement, dated as of March 17, 2023, by and among NioCorp Developments Ltd., Elk Creek Resources Corp (f/k/a GX Acquisition Corp. II) and each of the Holders party thereto
4.7(6)	Warrant Agreement, dated March 17, 2021, by and between GX Acquisition Corp. II and Continental Stock Transfer & Trust Company
4.8(4)	Assignment, Assumption and Amendment Agreement, dated as of March 17, 2023, by and among GX Acquisition Corp. II, NioCorp Developments Ltd., Continental Stock Transfer & Trust Company, as the existing Warrant Agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A., as the successor Warrant Agent
4.9(4)	Form of Warrant (included in Exhibit 4.8)
4.10(7)	Convertible Security Funding Agreement, dated February 16, 2021, between the Company and Lind Global Asset Management III, LLC
4.11(7)	Form of Lind Warrant Certificate, in respect of Lind III Warrants
4.12(8)	Amendment #1 to Convertible Security Funding Agreement, dated December 2, 2021, between the Company and Lind Global Asset Management III, LLC
4.13(9)	Waiver and Consent Agreement, dated September 25, 2022, between NioCorp Developments Ltd. and Lind Global Asset Management III, LLC
4.14(10)	Form of Subscription Agreement in respect of units of the Company issued in June 2022
4.15(10)	Form of Warrants in respect of warrants issued in June 2022
4.16(11)	Non-Transferable Broker Warrant Certificate, dated June 30, 2022, in respect of non-transferable broker warrants issued to Research Capital Corporation
4.17(11)	Non-Transferable Broker Warrant Certificate, dated June 30, 2022, in respect of non-transferable broker warrants issued to Red Cloud Securities, Inc.
4.18(1)	Securities Purchase Agreement, dated as of January 26, 2023, by and between NioCorp Developments Ltd. and each of the investors listed on the Schedule of Buyers attached thereto
4.19(12)	Amendment No. 1 to Securities Purchase Agreement, dated February 24, 2023, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
4.20(12)	Form of Convertible Debenture (included in Exhibit 4.19)
4.21(1)	Form of Financing Warrants (included in Exhibit 4.18)
4.22(1)	Registration Rights Agreement, dated as of January 26, 2023, by and between NioCorp Developments Ltd. and YA II PN, Ltd.
5.1(13)	Opinion of Blake, Cassels & Graydon LLP
10.1(14)	NioCorp Developments Ltd. Long Term Incentive Plan, effective as of November 9, 2017

10.2(3)#	Consulting Agreement, dated May 13, 2014, between the Company and KMSmith, LLC
10.3(15)#	Amendment to Contract, dated September 1, 2019, between the Company and KMSmith, LLC
10.4(15)#	Contract Assignment and Novation Agreement, dated as of August 31, 2020, among the Company, KMSmith, LLC and 76 Resources, Inc.
10.5(16)#	Contract Assignment and Novation Agreement, dated as of August 1, 2021, among the Company, 76 Resources, Inc. and 76 Resources, LLC
10.6(13)#	Amendment to Contract, dated April 1, 2023, between the Company and 76 Resources, LLC
10.7(17)*	Offtake agreement, dated June 13, 2016, between the Company and CMC Cometals, a division of Commercial Metals Company
10.8(18)	Amendment No. 1 to Offtake Agreement, dated April 13, 2020, between the Company and Traxys North America LLC, as assignee
10.9(19)	Offtake agreement with ThyssenKrupp Metallurgical Products GmbH
10.10(15)*,**	Woltemath 003J Amended and Restated Option to Purchase, dated January 4, 2017, among ECRC and Victor L. and Juanita E. Woltemath
10.11(15)*, **	Woltemath 003J Extension to Option to Purchase, dated December 23, 2019, among ECRC and Victor L. and Juanita E. Woltemath
10.12(20)	Security Agreement, dated June 17, 2015, from the Company to Mark Smith
10.13(21)#	NioCorp Developments Ltd. Long Term Incentive Plan, as amended
10.14(2)#	Employment Agreement, dated as of September 25, 2022, by and between Elk Creek Resources Corporation and Neal Shah
10.15(2)#	Employment Agreement, dated as of September 25, 2022, by and between Elk Creek Resources Corporation and Scott Honan
10.16(2)#	Employment Agreement, dated as of September 25, 2022, by and between Elk Creek Resources Corporation and Jim Sims
10.17(2)#	Form of Restrictive Covenant Agreement
21.1(22)	Subsidiaries of NioCorp Developments Ltd.
23.1(13)	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of BDO USA, P.C.
23.3	Consent of Marcum LLP
23.4(22)	Consent of Dahrouge Geological Consulting USA Ltd.
23.5(22)	Consent of Understood Mineral Resources Ltd.
23.6(22)	Consent of Optimize Group Inc.

23.7(22)	Consent of Tetra Tech
23.8(22)	Consent of Adrian Brown Consultants Inc.
23.9(22)	Consent of Magemi Mining Inc.
23.10(22)	Consent of L3 Process Development
23.11(22)	Consent of Olsson
23.12(22)	Consent of A2GC
23.13(22)	Consent of Metallurgy Concept Solutions
23.14(22)	Consent of Scott Honan, M.Sc., SME-RM, NioCorp
23.15(22)	Consent of Everett Bird, P.E., Cementation
23.16(22)	Consent of Matt Hales, P.E., Cementation
23.17(22)	Consent of Mahmood Khwaja, P.E., CDM Smith
23.18(22)	Consent of Martin Lepage, P.Eng., Cementation
23.19(22)	Consent of Wynand Marx, M.Eng., BBE Consulting
24.1(13)	Power of Attorney
96.1(11)	S-K 1300 Elk Creek Technical Report Summary
107(23)	Filing Fee Table

# Management compensation plan, arrangement or agreement.

* Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, which portions will be furnished to the Securities and Exchange Commission upon request.

** Certain exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit will be furnished to the Securities and Exchange Commission upon request.

(1)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on January 27, 2023 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on September 29, 2022 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company’s Draft Registration Statement on Form S-1 (Registration No. 377-01354) submitted to the SEC on July 26, 2016 and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on March 17, 2023 and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-271268) filed with the SEC on April 14, 2023 and incorporated herein by reference.

(6)	Previously filed as an exhibit to Elk Creek Resources Corp.’s (f/k/a GX Acquisition Corp. II) Current Report on Form 8-K (File No. 001-40226) filed with the SEC on March 22, 2021 and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on February 17, 2021 and incorporated herein by reference.

(8)	Previously filed as an exhibit to the Company’s Current Report on Form 10-Q (File No. 000-55710) filed with the SEC on February 4, 2022 and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-4 (Registration No. 333-268227) filed with the SEC on November 7, 2022, and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on June 30, 2022 and incorporated herein by reference.

(11)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on September 6, 2022 and incorporated herein by reference.

(12)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on February 24, 2023 and incorporated herein by reference.

(13)	Previously filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (Registration No. 333-270542) filed with the SEC on August 22, 2023 and incorporated hereby refence.

(14) Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on November 13, 2017 and incorporated herein by reference.

(15)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on September 16, 2020 and incorporated herein by reference.

(16)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on September 8, 2021 and incorporated herein by reference.

(17)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-213451) filed with the SEC on September 2, 2016 and incorporated herein by reference.

(18)	Previously filed as an exhibit to Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2022 (File No. 000-55710) filed with the SEC on October 31, 2022 and incorporated herein by reference.

(19)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on August 29, 2017 and incorporated herein by reference.

(20)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-217272) filed with the SEC on April 12, 2017 and incorporated herein by reference.

(21)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 000-55710) filed with the SEC on November 6, 2020 and incorporated herein by reference.

(22)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (File No. 000-55710) filed with the SEC on October 6, 2023 and incorporated herein by reference.

(23)	Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-3/A (Registration No. 333-270542) filed with the SEC on April 12, 2023 and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on October 13, 2023.

NIOCORP DEVELOPMENTS LTD

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

President, Chief Executive Officer (Principal
/s/ Mark A. Smith	Executive Officer and Authorized U.S. Representative)	October 13, 2023
Mark A. Smith	and Chairman of the Board of Directors

/s/ Neal Shah	Chief Financial Officer (Principal Financial and	October 13, 2023
Neal Shah	Accounting Officer)

*	Director	October 13, 2023
Michael J. Morris

*	Director	October 13, 2023
David C. Beling

*	Director	October 13, 2023
Anna Castner Wightman

*	Director	October 13, 2023
Nilsa Guerrero-Mahon

*	Director	October 13, 2023
Peter Oliver

*	Director	October 13, 2023
Dean C. Kehler

*	Director	October 13, 2023
Michael G. Maselli

* The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

Date: October 13, 2023	By:	/s/ Neal Shah
Name: Neal Shah
Title: Attorney-in-Fact